Exhibit 10.14

SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is entered into as of October 23, 2013, by and between SILICON VALLEY BANK (“Bank”) and AQUINOX PHARMACEUTICALS (USA) INC., a Delaware corporation (“Pledgor”).

RECITALS

AQUINOX PHARMACEUTICALS INC., a corporation existing under the federal laws of Canada and extra-provincially registered in British Columbia (“Borrower”) wishes to borrow money from time to time from Bank pursuant to that certain Loan Agreement and that certain Security Agreement, dated as of October 23, 2013 executed by and between Borrower and Bank (as amended, restated, or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement).

In consideration of the agreement of Bank to extend credit and make other financial accommodations to Borrower under the Loan Agreement, Pledgor has executed that certain Unconditional Guaranty dated October 23, 2013 in favor of Bank (as amended, restated, or otherwise modified from time to time, the “Guaranty”).

Pledgor’s obligations under the Guaranty (the “Guarantor Obligations”) shall be secured pursuant to and in accordance with the terms of this Agreement.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

“Bank Expenses” means all costs or reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Bank in preparing, negotiating, administering, defending, and enforcing this Agreement and the Guarantor Obligations (including, without limitation, those incurred during appeals and/or Insolvency Proceedings).

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of California.

“Collateral” means the property described in Exhibit A attached hereto.

“Insolvency Proceeding” are proceedings by or against Borrower and/or Pledgor under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with either party’s creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Permitted Liens” shall have the meaning ascribed to such term in the Loan Agreement.

“Responsible Officer” is any of Pledgor’s Chief Executive Officer, the President, the Chief Financial Officer and the Controller.

2. CREATION OF SECURITY INTEREST

2.1 Grant of Security Interest. Pledgor grants Bank a continuing security interest in the Collateral to secure the prompt payment and performance of the Guarantor Obligations. Except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Bank may liquidate the Collateral and apply such funds toward repayment of the Guarantor Obligations after the occurrence and continuance of an Event of Default (as defined under the Loan Agreement). Such liquidation shall not be deemed a set-off.

2.2 Delivery of Additional Documentation Required. Pledgor will from time to time execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral. Pledgor authorizes Bank to file financing statements without notice to Pledgor, in all appropriate jurisdictions, as Bank deems appropriate, to perfect or protect Bank’s interest in the Collateral.

3. REPRESENTATIONS AND WARRANTIES

Pledgor represents and warrants as follows:

3.1 Due Organization and Qualification. Pledgor is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified (except where the failure to so qualify would not have a material adverse effect on Guarantor’s condition or financial, or on Guarantor’s ability to pay or perform the obligations hereunder).

3.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within Pledgor’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Pledgor’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Pledgor is a party or by which Pledgor is bound.

3.3 No Prior Encumbrances. Pledgor has good title to the Collateral, free and clear of any liens, security interests, or other encumbrances other than the security interest in favor of Bank and other Permitted Liens.

3.4 Litigation. There is no action, suit or proceeding affecting Pledgor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Pledgor to perform its obligations under this Agreement and the Guaranty.

3.5 Solvency. The incurrence of Pledgor’s obligations under this Agreement will not cause Pledgor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which Pledgor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

4. AFFIRMATIVE COVENANTS

Pledgor covenants and agrees that, until the Guarantor Obligations cease, Pledgor shall do all of the following:

4.1 Good Standing. Maintain its existence and its good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Pledgor’s business.

4.2 Government Compliance. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a material adverse effect on Pledgor’s business.

4.3 Insurance.

(a) At Pledgor’s expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Pledgor’s business is conducted on the date hereof. Pledgor shall also maintain insurance relating to Pledgor’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Pledgor’s.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least 20 days notice (or with respect to premiums, 10 days) to Bank before canceling its policy for any reason.

4.4 Taxes. Make timely payment or extensions thereof of all material foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Pledgor in good faith contests its obligations by appropriate proceedings promptly and diligently instituted and conducted), and shall deliver to Bank, upon demand, appropriate certificates attesting to such payments.

5. NEGATIVE COVENANTS

Pledgor covenants and agrees that, until the Guarantor Obligations cease, Pledgor shall not do any of the following:

5.1 Dispositions. Convey, sell, lease, transfer, pledge, assign control over or otherwise dispose of (collectively, “Transfer”) all or any part of the Collateral other than Transfers (a) in the ordinary course of business; (b) of non-exclusive licenses and similar arrangements for the use of the Collateral but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of Canada and the United States; (c) of worn-out, surplus or obsolete equipment; (d) consisting of the sale or issuance of any stock of Pledgor; and (e) Transfers between Borrower and Pledgor; and (h) other Transfers not in excess of $100,000 per fiscal year.

5.2 Encumbrances. Create, incur, assume or suffer to exist any security interest, lien or encumbrance with respect to any of its property, other than the security interest in favor of Bank and other Permitted Liens.

5.3 Change in Jurisdiction of Formation, Organizational Structure, Type. Without 10 days prior written notice to Bank, change its jurisdiction of formation or its organizational structure or type.

6. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default under this Agreement:

6.1 Covenant Default. If Pledgor fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement or the Guaranty, and, except with respect to Sections 5.1, 5.2, and 5.3 of this Agreement, as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Pledgor’s attempts in the 10 day period, and the default may be cured within a reasonable time, then Pledgor has an additional time, (of not more than 30 days) to attempt to cure the default. During the cure periods set forth herein, the failure to cure the default is not an Event of Default.

6.2 Attachment. If any portion of the Collateral is made the subject of a lien, security interest or other encumbrance (other than that in favor of Bank), or is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Pledgor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs. During the cure period set forth herein, the failure to cure the default is not an Event of Default.

6.3 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or the Guaranty.

6.4 Insolvency. (a) Pledgor becomes insolvent; (b) Pledgor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Pledgor and not dismissed or stayed within 30 days.

6.5 Material Adverse Change. If there (a) occurs a material adverse change in the business, operations, or financial condition of the Pledgor, or (b) is a material impairment of the value or priority of Bank’s security interest in the Collateral.

7. BANK’S RIGHTS AND REMEDIES

7.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Pledgor:

(a) Exercise all rights available to it under the Code and applicable law;

(b) Set off and apply to the obligations any and all (i) balances and deposits of Pledgor held by Bank or in which Bank acts as custodian, or (ii) indebtedness at any time owing to or for the credit or the account of Pledgor held by Bank; and

(c) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Pledgor’s premises) as Bank determines is commercially reasonable in accordance with the Code.

7.2 Remedies Cumulative. Bank’s rights and remedies under the Loan Agreement and any documents related thereto, the Guaranty, and this Agreement shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Pledgor’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it.

7.3 Demand; Protest. Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Pledgor may in any way be liable.

7.4 Power of Attorney. When an Event of Default occurs and continues, Pledgor irrevocably appoints Bank as its lawful attorney to: (a) endorse Pledgor’s name on any checks or other forms of payment or security; (b) sign Pledgor’s name on any invoice or bill of lading for any account or drafts against account debtors, (c) make, settle, and adjust all claims under Pledgor’s insurance policies; (d) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party. Bank may exercise the power of attorney to sign Pledgor’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Pledgor’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until the Guarantor Obligations cease.

7.5 Bank Expenses. If Pledgor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Collateral, Bank may make all or part of the payment and take any action Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. After the sale of any of the Collateral, Bank may deduct all reasonable legal and other expenses and attorneys’ fees for preserving, collecting, selling and delivering the Collateral and for enforcing its rights with respect to the Guarantor Obligations, and shall apply the remainder of the proceeds to the Guarantor Obligations in such manner as Bank in its reasonable discretion shall determine, and shall pay the balance, if any, to Pledgor.

7.6 Bank’s Liability for Collateral. If Bank complies with reasonable banking practices, it is not liable or responsible for the safekeeping of the Collateral.

8. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Pledgor or to Bank, as the case may be, at its addresses and facsimile numbers set forth below:

If to Pledgor:	Aquinox Pharmaceuticals (USA) Inc.
5600 Parkwood Way, Suite 430
Richmond, BC V6V 2M2
Attn: Kamran Alam
FAX: (778) 331-4486

If to Bank:	Silicon Valley Bank
901 5th Avenue, Suite 3900
Seattle, WA 98164
Attn: Dave Sanders
FAX: (206) 624-0374

Either party hereto may change the address or facsimile number at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other.

9. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Pledgor and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. PLEDGOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE GUARANTY AND ANY RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS,

BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

10. GENERAL PROVISIONS

10.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Pledgor may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s reasonable discretion. Bank has the right, without the consent of or notice to Pledgor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

10.2 Indemnification. Pledgor will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Guaranty and/or this Agreement; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Pledgor under the Guaranty and/or Agreement (including reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

10.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

10.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

10.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and executed by the parties hereto. This Agreement and the Guaranty represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Guaranty.

10.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

10.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any obligations remain outstanding. The obligations of Pledgor in Section 10.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

10.8 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Pledgor and Bank arising out of the Guaranty or this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

10.9 Disclosure of Information; Borrower Collateral. Pledgor acknowledges that it has, independently of and without reliance on Bank, made its own credit analysis of Borrower and the assets pledged by Borrower to Bank under the Loan Agreement, if any (the “Borrower Collateral”), performed its own legal review of this Agreement, the Guaranty, the Loan Agreement and all related documents and filings, and is not relying on Bank with respect to any of the aforesaid items. Pledgor has established adequate means of obtaining from Borrower, on a continuing basis, financial and other information pertaining to Borrower’s financial condition and the value of the Borrower Collateral and status of Bank’s lien on and in the Borrower Collateral. Pledgor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Pledgor’s risks hereunder or under the Guaranty, and Pledgor further agrees that Bank shall have no obligation to disclose to Pledgor information or material with respect to Borrower or the Borrower Collateral acquired in the course of Bank’s relationship with Borrower. Bank makes no representation, express or implied, with respect to the Borrower Collateral or its interest in, or the priority or perfection of its lien on and in the Borrower Collateral. Pledgor acknowledges that its obligation hereunder will not be affected by (a) Bank’s failure properly to create a lien on or in the Borrower Collateral, (b) Bank’s failure to create or maintain a priority with respect to the lien purported to be created in the Borrower Collateral, or (c) any act or omission of Bank (whether negligent or otherwise) which adversely affects the value of the Borrower Collateral or Bank’s lien thereon or the priority of such lien.

[Signature page follows.]

This Security Agreement is executed as of the date first above written.

Pledgor	AQUINOX PHARMACEUTICALS (USA) INC.

	By:	/s/ David Main
	Title:	David Main, CEO

Bank	SILICON VALLEY BANK

	By:	/s/ David Sanders
	Title:	VP

[Signature Page to Security Agreement]

EXHIBIT A

The Collateral consists of all of Pledgor’s right, title and interest in and to the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Pledgor’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (1) any lease, license, contract, equipment, property rights or agreement (including joint venture agreements) to which Pledgor is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall constitute a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, equipment, property rights or agreement (including joint venture agreements) (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity), provided however that, in the case of either (A) or (B) above, such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (A) or (B) above; (2) any equity interests of any Subsidiary not organized under the laws of the United States or a political subdivision thereof in excess of sixty-five percent (65%) of the voting power of all classes of equity interests of such Subsidiary entitled to vote; or (3) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Pledgor that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Pledgor has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.